Exhibit 99.2

Final Transcript: OCC –Q2 2018 Earning Conference Call - 06/11/18 10:00 AM

CORPORATE PARTICIPANTS

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – Managing Director

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Tracy G. Smith - Optical Cable Corporation - CFO, SVP and Corporate Secretary

PRESENTATION

Operator

Good morning. My name is Laurie, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation second quarter 2018 earnings conference call. (Operator Instructions)

Thank you. Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – Managing Director

Good morning, and thank you all for participating on Optical Cable Corporation's second quarter of fiscal year 2018 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks regarding our second quarter of fiscal year 2018. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2018 in some additional detail. After Tracy's remarks, we'll answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

We are pleased to report that during the second quarter of fiscal 2018, OCC established a new record for quarterly net sales─increasing net sales almost 70% from the same period last year. We also achieved significant increases in gross profit and recorded net income for both the quarter and year-to-date periods for fiscal 2018. We reported consolidated net sales of $26.9 million, with net income of $0.18 per share during the second quarter of fiscal 2018.

During the second quarter, we continued to see strengthening in our specialty markets─particularly the wireless carrier and military markets. At the same time, we have also seen weakness in the enterprise market during this fiscal year, similar to what some others in our industry have seen.

We continue to take steps we believe will positively impact net sales in our targeted markets─including the enterprise market.

Final Transcript: OCC –Q2 2018 Earning Conference Call - 06/11/18 10:00 AM

You'll recall that last quarter we reported that OCC had a $19 million backlog/forward load at the end of February 2018, which we believed would positively impact our second quarter results. Looking forward, our sales order backlog/forward load was $11.8 million at the end of the second quarter─which is higher than we would typically expect and, of course, lower than the backlog/forward load we reported last quarter. We believe our current backlog/forward load will likely result in net sales in the third quarter being higher than the same period last fiscal year, and lower than the net sales we reported this second fiscal quarter.

OCC's increase in net sales during the second quarter and the first half of the year of 2018, as well as our increased backlog/forward load, have been driven by significant orders from one customer with whom OCC has done business for a number of years. One of OCC's strengths has always been the diversification of OCC's sales base─including diversification by geographic market, at the end-user level and at the application level with tailored end-to-end solutions for various markets. OCC's strategic sales and marketing initiatives have and will continue to focus on the diversified base of target markets, and we believe these efforts will have a positive impact on OCC's broader sales. As we've previously discussed, an additional strength of OCC is its operating leverage, where increases in net sales tend to disproportionately and positively impact bottom line results as fixed production costs and certain SG&A costs─including the costs of being a public company─remain relatively stable as sales levels increase.

The benefits of our operating leverage at higher sales levels, specifically in terms of our bottom line results, were demonstrated during the second quarter of fiscal 2018. We also demonstrated the ability to handle increased production volumes during the second fiscal quarter. Our ability to accommodate the large production volume reflects positively not only on OCC's production capacity, but also our previous investments in equipment and resources.

We remain focused on executing our sales and marketing initiatives in targeted markets to drive sales to realize benefits of our operating leverage, as well as on increasing operational efficiencies. We are confident that by succeeding in both of these areas, we will continue to drive top- and bottom-line growth and deliver enhanced shareholder value.

And with that, I will now turn to call over to Tracy Smith, who will review some of the specifics regarding our second quarter financial results.

Tracy G. Smith - Optical Cable Corporation - CFO, SVP and Corporate Secretary

Thank you, Neil. Consolidated net sales for the second quarter of fiscal 2018 were $26.9 million, an increase of 69.7% compared to net sales of $15.8 million for the second quarter of fiscal 2017. Consolidated net sales for the first half of fiscal 2018 were $44.4 million, an increase of 45.9% compared to net sales of $30.5 million for the first half of fiscal 2017. We increased net sales in our specialty markets in the second quarter and first half of fiscal 2018, compared to the same periods last year, particularly in our wireless carrier and military markets. This increase was partially offset by a decrease in net sales in our enterprise markets.

OCC's increase in net sales during the second quarter and the first half of fiscal year 2018, and backlog/forward load have been driven by significant orders from one customer with whom OCC has done business for a number of years. As of April 30, 2018, our sales order backlog/forward load was

$11.8 million, or approximately 7 to 8 weeks of net sales, on a trailing 12-month basis. By comparison, our sales order backlog/forward load was $14.8 million, or approximately 11 to 12 weeks of net sales, on a trailing 12-month basis, as of the end of our first quarter of fiscal year 2018; and $19 million, or approximately 14 to 15 weeks of net sales, on a trailing 12-month basis, as of the end of February 2018.

Our sales order backlog/forward load can vary throughout the year, but is generally between approximately 3 to 4 weeks of net sales, or approximately $4 million to $5 million. Based on our current backlog/forward load, we anticipate that net sales during the third quarter will be higher than net sales during the same period last year, and less than our net sales during the second quarter of 2018.

Final Transcript: OCC –Q2 2018 Earning Conference Call - 06/11/18 10:00 AM

Turning to gross profit. Gross profit was $9 million in the second quarter of fiscal 2018, an increase of 58.2% compared to $5.7 million in the second quarter of fiscal 2017. Gross profit margin, or gross profit as a percentage of net sales, was 33.3% in the second quarter of fiscal 2018, compared to 35.7% in the second quarter of fiscal 2017. Gross profit was $14.2 million in the first half of fiscal 2018, an increase of 35.4% compared to $10.5 million in the first half of fiscal 2017. Gross profit margin, or gross margin as a percentage of net sales, was 31.9% in the first half of fiscal 2018, compared to 34.4% in the first half of fiscal 2017.

Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis. Gross profit margin in the second quarter and first half of fiscal 2018 was negatively impacted by a shift in product mix toward the sale of certain lower margin products in the second quarter and first half of fiscal 2018 compared to the same periods in fiscal 2017. However, the significant increase in net sales levels during the second quarter and first half of fiscal 2018 for our fiber optic cable products helped to offset the impact of the decrease in gross profit margin on gross profit, as certain fixed manufacturing costs were spread over higher sales.

SG&A expenses increased 25.5% to $7.4 million during the second quarter of fiscal 2018, compared to $5.9 million for the same period last year. SG&A expenses as a percentage of net sales were 27.5% in the second quarter of fiscal 2018, compared to 37.2% in the second quarter of fiscal 2017. SG&A expenses increased 16.8% to $13 million during the first half of fiscal 2018, compared to $11.1 million for the same period last year. SG&A expenses as a percentage of net sales were 29.2% in the first half of fiscal 2018, compared to 36.4% in the first half of fiscal 2017.

The increase in SG&A expenses during the second quarter and first half of fiscal 2018 compared to the same periods last year was primarily the result of increases in employee-related costs, including employee incentives and commissions. This can be attributed to increased net sales and our improved financial results during the second quarter and first half of fiscal 2018.

OCC recorded net income of $1.4 million, or $0.18 per basic and diluted share, for the second quarter of fiscal 2018, compared to a net loss of $239,000, or $0.04 per basic and diluted share, for the second quarter of fiscal 2017. OCC recorded net income of $981,000, or $0.13 per basic and diluted share, for the first half of fiscal 2018, compared to a net loss of $855,000, or $0.13 per basic and diluted share, for the first half of fiscal 2017.

In April 2018, OCC renegotiated some of its credit facility terms with Pinnacle Bank and obtained a special project revolving credit note of $6 million, providing additional availability for working capital purposes. As of April 30, 2018, we had outstanding borrowings of $7 million on our revolving credit note and no available credit, and $1.7 million on our special project revolving credit note and $4.3 million in available credit. We also had outstanding loan balances of $6.5 million under our real estate term loans.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you, Tracy. And now, if you have any questions, we're happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it.

Final Transcript: OCC –Q2 2018 Earning Conference Call - 06/11/18 10:00 AM

QUESTION AND ANSWERS

Operator

(Operator Instructions) There are no questions at this time.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Okay. Aaron, are there any questions that were submitted by individual investors in advance of the call today?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – Managing Director

Yes, Neil, I do have a question that was submitted in advance of the call by a non-institutional shareholder. Jeffrey Cohen asked, are you going to play any part in the security for the border wall?

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Okay. We don't comment on any specific projects, and my not wanting to comment on it shouldn't be taken as an affirmation or a negative -- shouldn't provide any sort of affirmative or negative inference with respect to the project. We do sell into the security market, and we also sell into many different markets for both government and private industry, and we'll continue to do that.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – Managing Director

Great. And that's all we received.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Okay. Well, there being no other questions, I would like to thank everyone for listening to our second quarter conference call today. As always, we appreciate your time and your interest in OCC. Thank you.

Operator

Thank you. That does conclude the Optical Cable Corporation's second quarter 2018 earnings conference call. You may now disconnect.